SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM N-8A

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NOTIFICATION OF REGISTRATION FILED PURSUANT TO

SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940; and in connection with such notification of registration submits the following information:

Name:  Calamos Global Convertible and Dynamic Income Trust

Address of Principal Business Office:

2020 Calamos Court

Naperville, Illinois 60563

Telephone Number: (630) 245-7200

Name and address of agent for service of process:

J. Christopher Jackson

Calamos Global Convertible and Dynamic Income Trust

Naperville, Illinois 60563

Telephone Number: (630) 245-7200

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes ☒	No ☐

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SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Naperville and the State of Illinois on the 9th day of July, 2021.

Calamos Global Convertible and Dynamic Income Trust

By:	/s/ J. Christopher Jackson
J. Christopher Jackson
Trustee

Attest:

/s/ Tammie Lee
Tammie Lee
Assistant Secretary